Exhibit 11.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Offering Statement on Form 1-A/A of our report dated December 28, 2023, relating to the consolidated financial statements of Damon Motors Inc. (the Company) for the year ended June 30, 2023 and for the two years then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Offering Statement.

/s/ BDO Canada LLP

BDO Canada LLP

Vancouver, British Columbia

August 26, 2025